MOBILE NATION, INC.
CODE OF ETHICS
FOR
SENIOR EXECUTIVES, FINANCIAL OFFICERS AND DIRECTORS

GENERAL PHILOSOPHY

The honesty, integrity and sound judgment of our senior executives, financial officers and directors is essential to the reputation and success of Mobile Nation, Inc. (collectively, the "Company").

This Code of Ethics governs the actions and working relationships of senior executives, financial officers and directors of the Company with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory organizations, the media, and anyone else with whom the Company has contact. These relationships are essential to the continued success of the Company as a financial services provider.

This Code of Ethics:

o	Requires  the highest  standards for  honest and  ethical conduct,  including proper and ethical procedures for dealing with actual or apparent conflicts  of interest between personal and professional relationships.

o	Requires full,  fair, accurate, timely  and understandable disclosure  in the periodic reports  required to  be filed  by the  Company with  governmental and regulatory agencies.

o	Requires compliance with applicable laws, rules and regulations.

o	Addresses potential or apparent  conflicts of interest and provides  guidance for senior executives,  financial officers and  directors to communicate  those conflicts to the Company.

o	Addresses misuse  or misapplication of  the Company's property  and corporate opportunities.

o	Requires  the highest  level of  confidentiality and  fair dealing within and outside the Company environment.

o	Requires reporting of any illegal behavior.

IDENTIFICATION OF SENIOR EXECUTIVES, FINANCIAL OFFICERS AND DIRECTORS

For purposes of this Code of Ethics, the Company's senior executives, financial officers and directors shall consist of all officers with the title of President and Executive Vice President as well as the Company's other chief accounting officers and board of directors.

CONFLICTS OF INTEREST

A "conflict of interest" occurs when your private interest interferes or appears to interfere in any way with the interests of the Company. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as a senior executive or financial officer of the Company. Any position or interest, financial or otherwise, which could materially conflict with your performance as a senior executive or financial officer of the Company, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between the Company, its customers, suppliers or competitors or otherwise reflects negatively on the Company would be considered a conflict of interest.

CONFIDENTIALITY

Nonpublic information regarding the Company or its businesses, employees, customers and suppliers is confidential. As a senior executive or financial officer of the Company, you are trusted with confidential information. You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of the Company, including family and friends, or with other employees who do not need the information to carry out their duties. You may be required to sign a confidentiality agreement in the course of your employment at the Company. You remain under an obligation to keep all information confidential even if your employment with the Company ends.

The following is a non-exclusive list of confidential information:

(i)	Trade secrets, which include any business or technical information, such as formula,  program,  method,  technique,  compilation  or  information  that  is valuable because it is not generally known.

(ii)	All rights to any invention or process developed by an employee using the
Company facilities or trade secret information, from any work for the Company, or relating to the Company's business, is considered to be "work-for-hire" under the United States copyright laws and shall belong to the Company.

(iii)  Proprietary   information  such   as  customer   lists  and   customers'
confidential information.

Public and media communications involving the Company must be made only by the Company's Chief Executive Officer and President or his designee.

CORPORATE OPPORTUNITIES

Using confidential information about the Company or its businesses, directors, officers, employees, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

Title 18 U.S. Code, Section 215, makes it a criminal offense for any Company employee to corruptly:

(i)	Solicit for himself or herself or for a third party anything of value  from anyone in return for any  business, service or confidential information  of the
Company; or

(ii)	Accept anything of value (other than normal authorized compensation) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

Senior executives, financial officers and directors are prohibited from:

(i)	Personally benefiting  from opportunities that  are discovered through  the use of the property, contacts, information or position of the Company.

(ii)	Accepting employment or engaging  in a business (including consulting  or similar arrangements) that may conflict with the performance of your duties or the Company's interest.

(iii)Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at the Company.

(iv)	Acting on behalf of the Company  in any transaction in which you or  your immediate family has a significant direct or indirect financial or other interest.

There are certain situations in which you may accept a personal benefit from someone with whom you transact business such as:

(vi)	 Accepting  a gift  in  recognition of  a  commonly recognized  event  or occasion (such as a promotion, new job, wedding, retirement or holiday). An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $150 from any one individual in any calendar year. Any gift in excess of $150 must be reported to the President and Chief Executive Officer.

(vii)Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

(viii)Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by the Company as a business expense if the other party did not pay for it.

INSIDER TRADING

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the Company's common stock or other security while in possession of material information concerning the Company that has not been released to the general public, but which when released may have an impact on the market price of the Company's common stock or other equity security. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public material information concerning such company. Any questions concerning the propriety of participating in a Company or other company stock or other security transaction should be directed to the Chief Financial Officer.

EXTENSIONS OF CREDIT

The Company may extend credit to any officer, director, or principal shareholder or employee of the Company only in compliance with Maryland and federal law and regulations and the Company's policies with respect thereto, if any.

OUTSIDE BUSINESS RELATIONSHIPS

Senior executives, financial officers and directors should disclose all new directorships or potential directorships to the President and Chief Executive Officer in order to avoid any conflicts of interest. Senior executives and financial officers of the Company are prohibited from holding outside employment.

The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of your duties at the Company.

FAIR DEALING

Each senior executive, financial officer and director should undertake to deal fairly with the Company's customers, suppliers, competitors and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

Senior executives, financial officers and directors must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that would in any way restrict or prohibit the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the human resources personnel to permit evaluation of the agreement in light of the employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance if his or her duties for or on behalf of the Company.

Senior executives, financial officers and directors should not directly or indirectly accept bequests under a will or trust if such bequests have been made to them because of their employment with the Company.

PROTECTION AND PROPER USE OF COMPANY PROPERTY

All senior executives, financial officers, directors and employees should protect the Company's property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact the Company's profitability, reputation and success. Permitting the Company property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Senior executives, financial officers and directors may not use corporate, bank or other official stationary for personal purposes.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

This Code of Ethics is based on the Company's policy that all directors, officers and employees comply with the law. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.

PREPARATION OF PERIODIC REPORTS FILED WITH GOVERNMENTAL AND REGULATORY AGENCIES

Particular care is required in the preparation of the Company's filings ("Securities Reports") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder (collectively, the "Securities Laws"), as well as the Company's filings and communications (collectively, "Regulatory Reports") with federal and Maryland bank regulatory authorities. It is essential that the Company's Securities Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of the Securities Laws for the protection of the Company and its stockholders and to engender public confidence in the information provided by the Company in its Securities Reports. Similarly, it is essential that the Company's Regulatory Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of applicable federal and state banking laws and regulations ("Banking Laws"). Accordingly, the senior executives, financial officers and directors of the Company must use their best efforts to ensure that the Company's Securities Reports and Regulatory Reports and other public communications made by the Company contain full, fair, accurate, timely and understandable disclosure and that the Company at all times complies in all material respects with the letter and spirit of the Securities Laws and the Banking Laws.

REPORTING  OF ILLEGAL  OR UNETHICAL  BEHAVIOR AND  VIOLATIONS OF  THIS CODE  OF
ETHICS

All  senior  executives,  financial  officers  and  directors  are  expected to
demonstrate  the   ability  to   properly  manage   their  personal   finances,
particularly the prudent use of credit. The Company recognizes that its customers must have faith and confidence in the honesty and character of its senior executives, financial officers and directors. In addition to the importance of maintaining customer confidence, there are specific laws that outline the action the Company must take regarding any known, or suspected, crime involving the affairs of the Company. With respect to bank personnel covered by this policy, the bank will file a Suspicious Activity Report in the case of any known, or suspected, theft, embezzlement, check/debit card fraud, kiting, misapplication or other defalcation involving bank funds.

Fraud is an element of business that can significantly affect the reputation and success of the Company. The Company requires its senior executives, financial officers and directors to report directly to the Audit Committee of the Board of Directors and discuss any known or suspected criminal activity involving the Company or its employees. If, during the course of employment, you become aware of any suspicious activity or behavior including concerns regarding questionable accounting or auditing matters, you must report violations of laws, rules, regulations or this Code of Ethics to the Audit Committee of the Board of Directors. Reporting the activity will not subject you to discipline absent a knowingly false report.

ADMINISTRATION AND WAIVER OF CODE OF ETHICS

This Code of Ethics shall be administered and monitored by the Company's Chief Financial Officer who will report such matters directly to the Audit Committee of the Board of Directors. Any questions and further information on this Code of Ethics should be directed to this individual.

It is also the responsibility of the Chief Financial Officer to annually reaffirm compliance with the Code of Ethics by all senior executives, financial officers and directors, and to obtain a signed certificate that each senior executive, financial officer and director has read and understands the guidelines and will comply with them. Senior executives, financial officers and directors will be required to sign a receipt form indicating they have read this Code of Ethics and will comply with its provisions.

Senior executives, financial officers and directors of the Company are expected to follow this Code of Ethics at all times. Generally, there should be no waivers to this Code of Ethics. However, in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Audit Committee of the Board of Directors. The Audit Committee of the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver and the grounds for such waiver by directors or executive officers shall be promptly disclosed to stockholders in a Current Report on Form 8-K.

Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including immediate termination of employment.

The Company will provide to any person without charge, upon request, a copy of this Code of Ethics. Such request should be made, in writing, to: Chief Financial Officer, Mobile Nation, Inc. 2647 Douglas Circle, Henderson, Nevada 89074.

ACKNOWLEDGEMENT

I have received, read and understand the "Mobile Nation, Inc. Code of Ethics for senior executives, financial officers and directors".

I agree to adhere to its terms, requirements and specified procedures.

Signature Witness

Date: